ELEVENTH AMENDMENT
TO
EXPENSE LIMITATION AGREEMENT
THIS ELEVENTH AMENDMENT (“Amendment”) to the Expense Limitation Agreement, as previously amended (“Agreement”) between ICON Funds (the “Trust”) and ICON Advisers, Inc. (the “Adviser”) is effective as of this 10th day of August 2009.
WHEREAS, the Trust and the Adviser entered into an Agreement whereby the Adviser agreed to pay expenses related to Class A, Class I, Class C and Class Z shares of the ICON Risk-Managed Equity Fund (formerly, ICON Covered Call Fund and ICON Income Opportunity Fund), ICON Equity Income Fund, ICON Long/Short Fund, ICON International Equity Fund, and Class C, Class I and Class Z Shares of the ICON Bond Fund and Class A Shares of the ICON Europe Fund and ICON Asia-Pacific Region Fund to the extent the Total Fund Operating Expenses of Each Class of the Funds exceeded the limits set forth in Schedule A to the Agreement; and
WHEREAS, the Trust and the Adviser amended the Agreement to address the Adviser’s voluntary agreement to pay expenses to Class C, Class I and Class Z Shares of the ICON Asia-Pacific Region Fund and ICON Europe Fund, and Class Q and Class S Shares of the ICON International Equity Fund to the extent that the Total Fund Operating Expenses of each class of the Funds exceeds the limits set forth in Schedule A to the Agreement and to lower the amount of the previous expense limitation for Class Z Shares of the Long/Short Fund and ICON International Equity Fund; and
WHEREAS, the Trust and the Adviser wish to amend the Agreement to increase the amount of the previous expense limitation for Class Z Shares of the ICON International Equity Fund, ICON Asia-Pacific Region Fund and ICON Europe Fund to the limit set forth in Schedule A to the Amendment.
NOW, THEREFORE, in exchange for the mutual promises and other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser agree as follows:
The Adviser agrees to pay Fund expenses to the extent that Total Fund Operating Expenses of each Fund/Class of the Funds exceeds the limits set forth in Schedule A to this Agreement.
The Trust and the Adviser are aware of the limitations on allocating advisory or custodial fees or other expenses related to the management of the company’s assets set forth in Rule 18f-3 under the Investment Company Act of 1940, as amended and the Trust’s Expense Allocation Plan adopted pursuant thereto. The parties note Section 3 of the Plan which provides:

3.	Allocation of Expenses

(a)	The following expenses may be allocated, to the extent practicable, on a Class-by-Class basis: (1) fees under a Distribution Plan and Shareholder Services Plan; (2) Blue Sky registration fees incurred by a specific Class; (3) expenses incurred in connection with any meeting of shareholders of a particular class, (4) litigation expenses incurred with respect to matters affecting only a particular class; (5) legal expenses incurred with respect to matters affecting only a particular class; (6) printing and mailing expenses incurred with respect to matters affecting only a particular class; and (7) any other expenses that the Board determines shall be allocated on a Class-by-Class basis.

(b)	Other Allocations. All other expenses of a Series shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset of the Series.

Notwithstanding the foregoing, the distributor or advisor of a Series may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the Act.
In light of the foregoing, the Trust and the Adviser agree that the Adviser’s payment of Fund/Class expenses under this Agreement are to be monitored to assure compliance with Rule 18f-3 limitations.
This Agreement may be terminated at any time after January 31, 2020 upon 30 days’ written notice of termination to the Funds’ Board of Trustees.
The Adviser is entitled to reimbursement from a Fund of any expenses waived pursuant to this amendment if such reimbursement does not cause the Fund to exceed existing expense limitations and the reimbursement is made within three years after the expenses were reimbursed or absorbed.
The Trust and the Adviser hereby amend the Agreement to extend its term through January 31, 2020. All other terms of the Agreement shall remain in full force and effect.
This Amendment is effective as of the date set forth above and has been duly authorized by an officer of each party.

Schedule A

	Class A	Class C	Class I	Class Q	Class Z	Class S
ICON Bond Fund	N/A	1.60%	1.00%	N/A	0.75%	N/A
ICON Risk-Managed Equity Fund (formerly, ICON Covered Call Fund and ICON Income Opportunity Fund)	1.45%	2.20%	1.45%	N/A	1.20%	N/A
ICON Equity Income Fund	1.45%	2.20%	1.45%	N/A	1.20%	N/A
ICON Long/Short Fund	1.55%	2.30%	1.55%	N/A	1.25%	N/A
ICON International Equity Fund	1.80%	2.55%	1.80%	1.55%	1.55%*	1.80%
ICON Europe Fund	1.80%	2.55%	1.80%	N/A	1.55%*	N/A
ICON Asia-Pacific Region Fund	1.80%	2.55%	1.80%	N/A	1.55%*	N/A

*	1.25% until January 24, 2010, and 1.55% effective January 25, 2010.

ICON FUNDS		ICON ADVISERS, INC.

By:	/s/ Erik Jonson	By:	/s/ Donald Salcito

	Name: Erik Jonson		Name: Donald Salcito
	Title: Treasurer		Title: EVP